Exhibit 10.1

EXECUTION VERSION

$1,900,000,000

TERM LOAN AGREEMENT

dated as of March 9, 2016,

among

WEYERHAEUSER COMPANY, as Borrower,

THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A., as Administrative Agent

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

as Syndication Agent

PNC BANK, NATIONAL ASSOCIATION

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Documentation Agents

JPMORGAN CHASE BANK, N.A.,

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

PNC CAPITAL MARKETS LLC and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Joint Lead Arrangers and Joint Bookrunners

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page

9.18	USA PATRIOT Act	52
9.19	No Fiduciary Duty	52
9.20	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	53

EXHIBITS

Exhibit A	Form of Loan/Continuation/Conversion Notice
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Assignment and Acceptance
Exhibit D-1	Form of Certification of Financial Statements
Exhibit D-2	Form of Compliance Certificate
Exhibit E	Form of Promissory Note
Exhibit F	Claim Agreement
Exhibit G-1	U.S. Tax Certificate (for Foreign Lenders That Are Not Partnerships)
Exhibit G-2	U.S. Tax Certificate (for Foreign Participants That Are Not Partnerships)
Exhibit G-3	U.S. Tax Certificate (for Foreign Participants That Are Partnerships)
Exhibit G-4	U.S. Tax Certificate (for Foreign Lenders That Are Partnerships)

SCHEDULES

Schedule 2.01	Commitments
Schedule 3.08	Subsidiaries
Schedule 9.01	Notices

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TERM LOAN AGREEMENT dated as of March 9, 2016, among WEYERHAEUSER COMPANY, a Washington corporation (the “Borrower”), the lenders listed on Schedule 2.01 (together with each assignee that becomes a party hereto pursuant to Section 9.04, a “Lender” and collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A., a national banking association (“JPMorgan Chase Bank”), as administrative agent for the Lenders (in such capacity, and its successors in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders enter into this Term Loan Agreement to provide the Borrower and its Subsidiaries with financing for general corporate purposes, including to fund share repurchases.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Administrative Agent Fee Letter” shall mean that certain letter agreement dated March 9, 2016, among the Borrower and JPMorgan Chase Bank.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B hereto.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Aggregate Credit Exposure” shall mean the aggregate amounts of the Lenders’ Credit Exposures.

“Agreement” shall mean this Term Loan Agreement, together with all amendments, supplements and modifications hereof.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977.

“Applicable Margin” shall have the meaning given such term in Section 2.06(b).

“Applicable Percentage” of any Lender at any time shall mean the percentage of the Total Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. In the event the Commitments shall have expired or been terminated, the Applicable Percentage shall be determined on the basis of the Commitments most recently in effect, but giving effect to assignments pursuant to Section 9.04 and to any Lender’s status as a Defaulting Lender at the time of determination.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, which acceptance shall be governed by the terms of Section 9.04, substantially in the form of Exhibit C.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the Prime Rate in effect on such day, (ii)  1⁄2 of 1% plus the Federal Funds Rate for such day and (iii) the Eurodollar Rate for a Eurodollar Loan with a one-month interest period commencing on such day plus 1%, each as in effect from time to time. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Base Rate shall be determined without regard to clause (ii) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate, or the Eurodollar Rate, respectively.

“Base Rate Borrowing” shall mean a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” shall mean any Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning given such term in the introductory paragraph hereto.

“Borrowing” shall mean a group of Eurodollar Loans or Base Rate Loans made by the Lenders on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use)

real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

A “Change in Control” shall be deemed to have occurred with respect to the Borrower if, (a) any person or group (within the meaning of Rule 13d-5 of the SEC as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time have been occupied by persons who were neither (i) directors of the Borrower on the date of this Agreement or nominated or appointed by the management of the Borrower in accordance with its charter and by-laws, nor (ii) appointed by directors so nominated, or (c) any person or group shall otherwise directly or indirectly Control the Borrower.

“Claim Agreement” means the Claim Agreement dated as of March 9, 2016, executed by the Borrower and WNR in favor of the Administrative Agent for the benefit of the Lenders and attached hereto as Exhibit F.

“Closing Date” shall mean the first date on which the conditions precedent set forth in Section 4.02 shall have been satisfied.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender hereunder, if any, to make Loans in an aggregate principal amount not to exceed the amount set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its commitment, as applicable, as the same may be permanently reduced, increased or terminated from time to time pursuant to Section 2.04, Section 2.15, Article VII or Section 9.04.

“Commitment Termination Date” shall have the meaning given such term in Section 2.01.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities or by contract, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Exposure” shall mean, with respect to each Lender, at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender to the Borrower.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) cannot be satisfied, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Government Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such (or such Government Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Dollars,” “dollars” or “$” shall mean lawful money of the United States of America.

“Drawn Margin” shall mean, for any loans made under the Syndicated Credit Agreement or any amendment and restatement thereof or any new credit facility of the Borrower that replaces the credit facility under the Syndicated Credit Agreement, the sum of (a) the applicable margin for such loans bearing interest by reference to the Eurodollar Rate and (b) the facility fees, if any, payable to the lenders under any such credit facility in respect of their commitments to make such loans, to the extent such facility fees are payable whether or not such commitments are drawn. By way of example, the Drawn Margin for the Syndicated Credit Agreement as of the date hereof is 1.125% for Ratings of Level 1 thereunder, 1.250% Ratings of Level 2 thereunder, 1.50% for Rating of Level 3 thereunder, 1.75% for Ratings of Level 4 thereunder and 2.00% for Ratings of Level 5 thereunder.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” shall mean any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, codes, rules (including rules of common law), judgments, orders, decrees, permits, concessions, grants, franchises, licenses, legally-binding agreements or other governmental restrictions now or hereafter in effect relating to the environment, health, safety, Hazardous Materials (including, without limitation, the manufacture, processing, distribution, use, treatment, storage, Release, and transportation thereof) or to industrial hygiene or the environmental conditions on, under or about real property, including, without limitation, soil, groundwater, and indoor and outdoor ambient air conditions.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page or service, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.

In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, that if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Event of Default” shall have the meaning given such term in Article VII.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the fees payable under (x) the Administrative Agent Fee Letter and (y) the Upfront Fee Letter.

“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, treasurer or controller of such corporation.

“GAAP” shall mean accounting principles generally accepted in the United States, applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes, substances or contaminants, toxic wastes, substances or contaminants, or any other wastes, substances, contaminants or pollutants prohibited, limited or regulated by any Governmental Authority; (b) asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls or radon gas; (c) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (d) any other chemical, material, or substance, exposure to which is prohibited, limited, or regulated by any Governmental Authority.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations of such person, and (h) all obligations of such person as an account party in respect of letters of credit, letters of guaranty and bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

“Interest Period” shall mean, as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the date of conversion of a Borrowing of a different Type to a Eurodollar Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing or conversion thereof, as the case may be, and ending one week thereafter or on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or such shorter or longer period as the Lenders may agree), as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans with an Interest Period of at least 1 calendar month, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; provided further that no Interest Period for any Loan shall extend beyond the Termination Date.

“JPMorgan Chase Bank” shall have the meaning given such term in the introductory paragraph hereto.

“Lead Arrangers” shall mean, collectively, JPMorgan Chase Bank, N.A., Coöperatieve Rabobank U.A., New York Branch, PNC Capital Markets LLC and The Bank of Tokyo-Mitsubishi UFJ, LTD., in their capacities as joint lead arrangers and joint bookrunners for the credit facility provided for herein.

“Lender” and “Lenders” shall have the respective meanings given such terms in the introductory paragraph hereto.

“Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” shall mean term loans borrowed pursuant to this Agreement, which shall constitute either Eurodollar Loans or Base Rate Loans.

“Loan Documents” shall mean this Agreement, the Claim Agreement and any notes issued hereunder (which shall be in the form of Exhibit E hereto).

“Margin Stock” shall have the meaning given such term under Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole, (b) a materially adverse effect on the ability of the Borrower or any of its Subsidiaries to perform its obligations under any Loan Documents to which it is or will be a party, or (c) a materially adverse effect on the rights and remedies available to the Administrative Agent and the Lenders under the Loan Documents.

“Moody’s” shall mean Moody’s Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, and its successors and assigns, and if such corporation shall for any reason no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized rating agency designated by the Borrower and the Required Lenders.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any recipient, taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such taxes (other than a connection arising from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” shall have the meaning given such term in Section 2.14(b)

“Participant” shall have the meaning given such term in Section 9.04(e).

“Participant Register” shall have the meaning given such term in Section 9.04(e).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Person” shall mean any natural person, corporation, business trust, joint venture, joint stock company, trust, unincorporated organization, association, company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA covered by Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of), or at any time during the five calendar years preceding the date of this Agreement was maintained or contributed to by (or to which there was an obligation to contribute of), the Borrower or an ERISA Affiliate.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

“Rating” shall mean, as of any date, the rating by Moody’s and S&P in effect on such date, of the Senior Unsecured Long-Term Debt of the Borrower.

“Register” shall have the meaning given such term in Section 9.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean disposing, discharging, injecting, spilling, leaking, dumping, emitting, escaping, emptying, seeping, placing, and the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replacement Credit Agreement” shall mean any amendment and restatement of the Syndicated Credit Agreement and any credit agreement that replaces or refinances the Syndicated Credit Agreement so long as, in any case, Lenders then parties hereto constituting at such time the Required Lenders hereunder are a party thereto.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan as to which the 30-day notice requirement has not been waived by statute, regulation or otherwise.

“Required Lenders” shall mean, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time.

“Restricted Subsidiary” shall mean each Subsidiary that has not been designated as an Unrestricted Subsidiary on Schedule 3.08 and thereafter not designated by a Financial Officer of the Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 9.17. On the Closing Date, the Borrower and its subsidiaries shall be deemed Restricted Subsidiaries unless a Financial Officer of the Borrower shall have designated any of such entities as an Unrestricted Subsidiary on the Closing Date.

“Sanctioned Person” means, at any time, (a) any Person or vessel listed in any Sanctions-related list of specially designated Persons maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or (b) any Person owned or controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC, the U.S. Department of State or the U.S. Department of Commerce.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a limited liability company organized and existing under the laws of the State of New York, and its successors and assigns, and if such corporation shall for any reason no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized rating agency designated by the Borrower and the Required Lenders.

“SEC” shall mean the Securities and Exchange Commission or any successor.

“Senior Unsecured Long-Term Debt” shall mean the unsecured bonds, debentures, notes or other Indebtedness of the Borrower, designated on its financial statements as senior long-term indebtedness. In the event more than one issue of Senior Unsecured Long Term Debt shall be outstanding at any relevant time and different credit ratings shall have been issued by S&P or Moody’s for such issues, Senior Unsecured Long-Term Debt shall be deemed to refer to the lowest rated issue.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power to elect a majority of the board of directors or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) which is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Syndicated Credit Agreement” means that certain $1,000,000,000 Revolving Credit Facility Agreement dated as of September 11, 2013 among, inter alia, the Borrower, Weyerhaeuser Real Estate Company, various lenders and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended (but not amended and restated) from time to time.

“Taxes” shall have the meaning given such term in Section 2.14(a).

“Termination Date” shall mean September 11, 2017.

“Total Commitment” shall mean at any time the aggregate amount of the Commitments as in effect at such time, and on the date hereof shall mean $1,900,000,000.

“Transactions” shall have the meaning given such term in Section 3.02.

“Transferee” shall have the meaning given such term in Section 2.14(a).

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the Eurodollar Rate and the Base Rate applicable to any Loan.

“Undrawn Fee” shall have the meaning given such term in Section 2.03(b).

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Accounting Standards Codification Topic 715 or Accounting Standards Codification Topic 960, as applicable, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 430 of the Code or Section 431 of the Code, as applicable.

“Unrestricted Subsidiary” shall mean each Subsidiary that has been designated as an Unrestricted Subsidiary on Schedule 3.08 and any Subsidiary which has been designated by a Financial Officer of the Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 9.17.

“Upfront Fee Letter” shall mean the Upfront Fee Letter dated the date hereof, between the Borrower and the Administrative Agent.

“Withholding Agent” shall mean the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“WNR” shall mean Weyerhaeuser NR Company.

1.02 Terms Generally.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.03 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Accounting Standards Codification Topic 825 (or any other Accounting Standards Codification Topic having a similar effect) to value any Indebtedness or other liabilities of the Borrower at “fair value”, as defined therein), as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

2.01 Loans. Subject to the terms and conditions hereinafter set forth, each Lender agrees, severally and not jointly, to make Loans to the Borrower at any time and from time to time, but subject to the last sentence of this Section 2.01, during the period from and including the Closing Date to and including the date that is three months following the Closing Date (the “Commitment Termination Date”) in an aggregate principal amount not to exceed such Lender’s remaining Commitment at such time. Amounts borrowed and repaid or prepaid may not be reborrowed. The Loans shall be denominated in Dollars. On or prior to the Commitment Termination Date, the Borrower may borrow the Loans in up to eight separate drawings.

2.02 Making, Conversion and Continuation of Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Loan shall not in and of itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $5,000,000 (or an aggregate principal amount equal to the remaining balance of the available Commitments).

(b) Each Borrowing shall be comprised entirely of Eurodollar Loans or Base Rate Loans, as the Borrower may request pursuant to Section 2.02(e). Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not (i) affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or (ii) entitle such Lender to any amounts pursuant to Section 2.10 or 2.11 to which amounts such Lender would not be entitled if such Lender had made such Loan itself though its domestic branch.

(c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon (or in the case of Base Rate Loans, 2:00 p.m.), New York City time, and the Administrative Agent shall by 3:00 p.m., New York City time, credit the funds so received to the general deposit account of the Borrower maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, at a rate equal to the greater of (x) the Federal Funds Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(d) Borrowings of more than one Type may be outstanding at the same time; provided, however, that there shall not be more than eight Interest Periods in effect at any time.

(e) In order to request a Borrowing, the Borrower shall hand deliver or telecopy to the Administrative Agent a Loan/Continuation/Conversion Notice in the form of Exhibit A (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before a proposed borrowing and (b) in the case of a Base Rate Borrowing, not later than 12:00 p.m., New York City time, on the day of a proposed borrowing. Such notice shall be irrevocable and shall in each case specify (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or a Base Rate Borrowing; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.02(e) and of each Lender’s portion of the requested Borrowing.

(f) The Borrower shall have the right at any time, upon prior irrevocable written notice to the Administrative Agent given in the manner and at the times specified in Section 2.02(e) with respect to the Type of Borrowing into which conversion or continuation is to be made, to convert any of its Borrowings into a Borrowing of a different Type and to continue any of its Eurodollar Borrowings into a subsequent Interest Period of any permissible duration, subject to the terms and conditions of this Agreement and to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with their respective principal amounts of Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, the aggregate principal amount of such Borrowing converted and/or continued shall in each case not be less than the minimum amount set forth in Section 2.02(e);

(iii) if a Eurodollar Borrowing is converted at any time other than on the last day of the Interest Period applicable thereto, the Borrower shall pay any amount due pursuant to Section 2.12;

(iv) if such Borrowing is to be converted into a Eurodollar Borrowing or if a Eurodollar Borrowing is to be continued, no Interest Period selected shall extend beyond the Termination Date; and

(v) interest accrued to the day immediately preceding each date of conversion or continuation shall be payable on each Borrowing (or part thereof) that is converted or continued concurrently with such conversion or continuation.

Each notice given pursuant to this Section 2.02(f) shall be irrevocable and shall refer to this Agreement and specify (A) the identity and the amount of the Borrowing that the Borrower requests to be converted or continued; (B) whether such Borrowing (or any part thereof) is to be converted or continued as a Base Rate Borrowing or a Eurodollar Borrowing; (C) if such notice requests a conversion, the date of such conversion (which shall be a Business Day); and (D) if such Borrowing (or any part thereof) is to be converted into or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If the Borrower shall not have given notice in accordance with this Section 2.02(f) to continue any Eurodollar Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.02(f) to convert such Eurodollar Borrowing), such Borrowing shall automatically be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.02(f) and of each Lender’s portion of any converted or continued Borrowing. If an Event of Default under Section 7.01(a), 7.01(g) or 7.01(h) has occurred and is continuing with respect to the Borrower or, at the request of the Required Lenders, if any other Event of Default has occurred and is continuing, then, in each case, so long as such Event of Default is continuing, (x) all Eurodollar Borrowings shall be converted into Base Rate Borrowings on the last day of the Interest Period then in effect and (y) no Base Rate Borrowing may be converted into a Eurodollar Borrowing.

2.03 Fees. (a) On the Closing Date, the Borrower shall pay to the Administrative Agent for the account of each Lender an upfront fee in an amount equal to 0.08% of the aggregate principal amount of each Lender’s final allocated Commitment on the Closing Date, which fee will be earned and payable on, and subject to the occurrence of, the Closing Date.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender an undrawn fee, which shall accrue at the rate of 0.175% per annum on the daily amount of the difference between the Commitment of such Lender and the Credit Exposure of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates (any such fee, the “Undrawn Fee”). Accrued Undrawn Fees shall be payable in arrears on the date that is the earlier of (i) the Commitment Termination Date and (ii) the date the Commitments have otherwise been terminated in full. All Undrawn Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay JPMorgan Chase Bank, for its own account, the fees set forth in the Administrative Agent Fee Letter at the times and in the amounts agreed upon therein.

2.04 Termination and Reduction of the Commitments. (a) At 5:00 p.m., New York City time, on the Commitment Termination Date, the unused portion, if any, of the Commitment shall terminate.

(b) Upon at least one Business Day’s prior irrevocable written notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000 and (ii) any such notice may be revoked if such notice specifies that it is conditioned upon the occurrence of one or more events specified therein and the Borrower notifies the Administrative Agent of such revocation on or prior to the effective date of such termination or reduction.

(c) Subject to Section 2.15, each reduction in the Total Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Commitments.

2.05 Repayment of the Loans; Evidence of Debt. (a) The outstanding principal balance of each Loan shall be payable on the Termination Date. The Borrower may voluntarily prepay the Loans, in whole or in part, in accordance with Section 2.09.

(b) Each Lender shall, and is hereby authorized by the Borrower to, maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay its Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note, substantially in the form of Exhibit E attached hereto. In such event, the Borrower shall promptly, and in no event more than 10 Business Days after a request therefor, prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

2.06 Interest on the Loans.

(a) Subject to the provisions of Section 2.07, the Loans comprising Eurodollar Borrowings or Base Rate Borrowings (not based on the Prime Rate) shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing or the Base Rate, as applicable, plus the Applicable Margin, determined pursuant to paragraph (d) below.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Base Rate Borrowing (based on the Prime Rate) shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be), at a rate per annum equal to the Base Rate plus the Applicable Margin, determined pursuant to paragraph (d) below.

(c) Interest on each Eurodollar Loan shall, except as otherwise provided in this Agreement, be payable on the last day of the Interest Period applicable thereto and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, on each three month anniversary of the first day of such Interest Period (unless such day is not a Business Day, in which case such payment shall be due on the following Business Day) and on the Termination Date or any earlier date on which this Agreement is, pursuant to its terms and conditions, terminated. Interest on each Base Rate Loan shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, except as otherwise provided in this Agreement and on the Termination Date or any earlier date on which this Agreement is, pursuant to its terms and conditions, terminated. The applicable Eurodollar Rate or Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period or, in the case of a Base Rate Borrowing, from and including the first day such Borrowing is outstanding to but excluding the last day such Borrowing is outstanding.

(d) As used herein, “Applicable Margin” shall mean the applicable percentage per annum specified in the table below, to be determined based upon the Ratings received by the Borrower from S&P and Moody’s. The applicable percentage referred to in the immediately preceding sentence shall be determined based upon the Ratings, as follows:

	Level 1	Level 2	Level 3
S&P/Moody’s:	BBB/ Baa2 or better	BBB-/ Baa3	BB+/ Ba1 or lower

Applicable Margin for Eurodollar Loans:	1.05%	1.20%	1.50%
Applicable Margin for Base Rate Loans:	0.05%	0.20%	0.50%

; provided that if the Drawn Margin in respect of (i) the credit facility under the Syndicated Credit Agreement is amended or amended and restated after the Closing Date to be greater than or (ii) any new credit facility that replaces the credit facility under the Syndicated Credit Agreement after the Closing Date (including, without limitation, any Replacement Credit Agreement) shall be greater than, in each case the Drawn Margin under the Syndicated Credit Agreement as in effect on the Closing Date, the Applicable Margin hereunder shall increase by the amount of such differential.

The Applicable Margin shall change effective as of the date on which the applicable rating agency announces any change in its Ratings. In the event either S&P or Moody’s shall withdraw or suspend its Ratings, the remaining Rating announced by either S&P or Moody’s, as the case may be, shall apply. In the event neither agency shall provide a Rating, the Applicable Margin shall be based on the lowest rating provided above. If the Ratings by S&P and Moody’s are split so that two consecutive Levels (as defined in the table above) apply, the higher of those Ratings shall determine the Applicable Margin. If the Ratings by S&P and Moody’s are split so that the applicable Levels in the table above are separated by an intermediate Level, then such intermediate Level shall determine the Applicable Margin. The Applicable Margin shall be calculated by the Administrative Agent, which calculation absent manifest error shall be final and binding on all parties.

2.07 Default Interest. If the Borrower shall default in the payment of the principal of or interest on its Loans or any other amount (including Fees) becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time by the Administrative Agent pay interest, to the extent permitted by law, on such defaulted amount (including accrued and unpaid interest) up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to (a) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to Section 2.06 plus 2% or (b) in the case of any other amount (including Fees), the rate that would otherwise be applicable to Eurodollar Loans with an Interest Period of one month pursuant to Section 2.06 plus 2%, in each case, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

2.08 Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined in good faith that dollar deposits in the principal amounts of the Eurodollar Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Required Lenders of making or maintaining their Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing or for a conversion to or a continuation of a Eurodollar Borrowing pursuant to Section 2.02 shall be deemed to be a request for a Base Rate Borrowing or for a continuation as or a conversion to a Base Rate Borrowing; provided that, in the event the circumstances giving rise to such notice shall cease to exist, (a) the Administrative Agent shall so notify the Borrower and the Lenders as soon as practicable and (b) on the third Business Day following the delivery of notice pursuant to clause (a), such Base Rate Borrowing shall automatically be converted into a Eurodollar Borrowing with an Interest Period of one month (or such other Interest Period as the Borrower shall have elected in writing by delivery to the Administrative Agent of a Loan/Continuation/Conversion Notice). Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

2.09 Prepayment.

(a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any of its Borrowings, in whole or in part, upon giving written notice (or telephone notice promptly confirmed by written notice) to the Administrative Agent before 2:00 p.m., New York City time, (i) three Business Days prior to prepayment, in the case of Eurodollar Loans, and (ii) on the proposed day of prepayment, in the case of Base Rate Loans; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000.

(b) Each notice of prepayment under paragraph (a) above shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein; provided that a notice of prepayment may be revoked if such notice specifies that it is conditioned upon the occurrence of one or more events specified therein and the Borrower notifies the Administrative Agent of such revocation on or prior to the prepayment date; provided further that if such notice of prepayment is revoked the Borrower shall reimburse the Lenders for any breakage costs incurred in connection therewith. All prepayments under this Section 2.09 shall be subject to Section 2.12 but otherwise without premium or penalty. All prepayments under this Section 2.09 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

2.10 Reserve Requirements; Change in Circumstances. (a) It is understood that the cost to each Lender (including the Administrative Agent) of making or maintaining any of the Eurodollar Loans or Base Rate Loans (to the extent that the rate is determined pursuant to clause (iii) of the definition of “Base Rate”) may fluctuate as a result of the applicability of reserve requirements imposed by the Board at the ratios provided for in Regulation D. The Borrower agrees to pay to each of such Lenders from time to time, as provided in paragraph (b) below, such amounts as shall be necessary to compensate such Lender for the portion of the cost of making or maintaining Eurodollar Loans and Base Rate Loans resulting from any such reserve requirements provided for in Regulation D as in effect on the date thereof, it being understood that the rates of interest applicable to Eurodollar Loans have been determined on the assumption that no such reserve requirements exist or will exist and that such rates do not reflect costs imposed on the Lenders in connection with such reserve requirements. It is agreed that for purposes of this paragraph (a) the Eurodollar Loans made hereunder shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D and to be subject to the reserve requirements of Regulation D without the benefit of or credit for proration, exemptions or offsets which might otherwise be available to the Lenders from time to time under Regulation D.

(b) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall (x) subject any Lender (including the Administrative Agent) to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender (including the Administrative Agent) in respect thereof (other than (A) taxes imposed on or with respect to any payment made by the Borrower under any Loan Document, including Taxes covered by Section 2.14, and (B) Other Connection Taxes imposed on gross or net income, profits or revenue (including value-added or similar taxes)), or (y) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender, or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or any Eurodollar Loan made by such Lender hereunder, and the result of any of the foregoing in clause (x) or (y) shall be to increase the cost to such Lender or the Administrative Agent of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs actually incurred or reduction actually suffered.

(c) If after the date hereof any Lender (including the Administrative Agent) shall have determined that the adoption after the date hereof of any other generally applicable law, rule, regulation or guideline regarding capital adequacy or liquidity, or any change in any of the foregoing or in the interpretation, applicability or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender’s holding company with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(d) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(e) A certificate of a Lender (including the Administrative Agent) setting forth a reasonably detailed explanation of such amount or amounts as shall be necessary to compensate such Lender (or participating banks or other entities pursuant to Section 9.04) as specified in paragraph (a), (b) or (c) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after the receipt of the same.

(f) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.10 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of such increased costs or reductions in accordance with paragraph (e) above and of such Lender’s intention to claim compensation thereof; provided further that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(g) Notwithstanding any other provision of this Section 2.10, no Lender shall demand compensation for any increased costs or reduction referred to above if it shall not be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any (it being understood that this sentence shall not in any way limit the discretion of any Lender to waive the right to demand such compensation in any given case).

2.11 Change in Legality. (a) Notwithstanding any other provision herein contained, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Lender (including the Administrative Agent) to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any

Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

(i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder and any request by the Borrower for a Eurodollar Borrowing or a conversion to or continuation of a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for a Base Rate Loan unless such declaration shall be subsequently withdrawn; and

(ii) require that all outstanding Eurodollar Loans made by it be converted into Base Rate Loans, in which event all such Eurodollar Loans shall be automatically converted into Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted or continued Eurodollar Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.11, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower. In the event that the circumstances giving rise to such notice to the Borrower by any Lender under this Section 2.11 shall cease to exist, such Lender shall so notify the Borrower and the Administrative Agent as soon as practicable.

2.12 Indemnity. The Borrower shall indemnify each Lender against any loss or expense which such Lender sustains or incurs as a consequence of (a) any failure by the Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrower to borrow or continue any Loan hereunder after irrevocable notice of such borrowing, continuation or issuance has been given pursuant to Section 2.02, (c) any payment or prepayment or conversion of a Eurodollar Loan required by any other provision of this Agreement or otherwise made or deemed made to or by the Borrower on a date other than the last day of the Interest Period applicable thereto; provided that the Borrower shall not be required to indemnify a Lender pursuant to this clause (c) for any loss or expense to the extent any such loss or expense shall have been incurred pursuant to (i) Section 2.11 or (ii) Section 2.09(a) more than six months prior to the date that the applicable Lender shall have notified the Borrower of its intention to claim compensation therefor, (d) any default in payment or prepayment of the principal amount of any Loan to the Borrower or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Event of Default including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed (based, in the case of a Eurodollar Loan, on the Eurodollar Rate) for the period from the date of such payment, prepayment, conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or converted or not borrowed for such period or Interest Period, as the case may be. A certificate of any Lender setting forth a reasonably detailed explanation of any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

2.13 Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing) hereunder and under any other Loan Document without setoff, counterclaim or deduction of any kind not later than 2:00 p.m., New York City time, on the date when due in dollars to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York, in immediately available funds.

(b) Whenever any payment (including principal of or interest on any Borrowing) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.

2.14 Taxes. (a) Any and all payments made by or on behalf of the Borrower under this Agreement or any other Loan Document shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding any income, franchise, branch profits or similar tax imposed on or measured by the net income or net profits of the Administrative Agent or any Lender (or any transferee or assignee that acquires a Loan (any such entity a “Transferee”)) by the United States or any jurisdiction under the laws of which it is organized or doing business or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Withholding Agent shall be required by law to deduct any Taxes or Other Taxes (as defined below) from or in respect of any sum payable hereunder to the Lenders (or any Transferee) or the Administrative Agent, as determined in good faith by the applicable Withholding Agent, (i) the sum payable by the Borrower shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law. For purposes hereof, Taxes shall not include Other Connection Taxes or taxes imposed under FATCA.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by the Borrower hereunder or under any other Loan Document or from the execution, delivery or registration of or performance under this Agreement or any other Loan Document, or otherwise with respect to the Borrower’s role in this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto (hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify each Lender (or Transferee) and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable by the Borrower under this Section 2.14) paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date any Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (or Transferee) (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender (or Transferee) shall be conclusive absent manifest error. If any Lender (or Transferee) or the Administrative Agent becomes entitled to a refund of Taxes or Other Taxes for which such Lender (or Transferee) or the Administrative Agent has received payment from the Borrower hereunder, such Lender (or Transferee) or the Administrative Agent, as the case may be, shall, at the expense of the Borrower, use its reasonable efforts (consistent with internal policy, and legal and regulatory restrictions) to obtain such refund. If a Lender (or Transferee) or the Administrative Agent receives a refund or is entitled to claim a tax credit in respect of any Taxes or Other Taxes for which such Lender (or Transferee) or the Administrative Agent has received payment from the Borrower hereunder it shall promptly notify the Borrower of such refund or credit and shall, within 30 days after receipt of a request by the Borrower (or promptly upon receipt, if the Borrower has requested application for such refund or credit pursuant hereto), repay such refund or amount of credit to the Borrower, net of all out-of-pocket expenses of such Lender (or Transferee) or the Administrative Agent, as applicable, and without interest; provided that the Borrower, upon the request of such Lender (or Transferee) or the Administrative Agent agrees to return such refund or amount of credit (plus penalties, interest or other charges) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay such refund or such credit is denied or subsequently determined to be unavailable. Notwithstanding anything to the contrary in this paragraph (c), in no event will a Lender (or Transferee) or the Administrative Agent be required to pay any amount to the Borrower pursuant to this paragraph (c) the payment of which would place the Lender (or Transferee) or the Administrative Agent, as applicable, in a less favorable net after-tax position than the Lender (or Transferee) or the Administrative Agent would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph shall not be construed to require any Lender (or Transferee) or the Administrative Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(d) Each Lender (or Transferee) shall indemnify the Administrative Agent and the Borrower for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority (except, in the case of the Borrower, Taxes or Other Taxes) that are attributable to such Lender (or Transferee) and that are payable or paid by the Administrative Agent or the Borrower, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent or the Borrower in good faith. A certificate as to the amount of such payment or liability delivered to any Lender (or Transferee) by the Administrative Agent or by the Borrower shall be conclusive absent manifest error.

(e) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender (or Transferee) or the Administrative Agent, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof to the proper Governmental Authority.

(f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.14 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(g) Each Lender (or Transferee) shall, on or prior to the date of its execution and delivery of this Agreement or, in the case of a Transferee, on the date on which it becomes a Lender and in the case of any Lender, on or prior to the date such Lender changes its lending office, and from time to time thereafter as requested in writing by either the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including (x) Internal Revenue Service Form W-9 if such Lender (or Transferee) is a “United States Person” as defined in Section 7701(a)(30) of the Code, or (y) if such Lender (or Transferee) is not a “United States Person” as defined in Section 7701(a)(30) of the Code, Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable, Form W-8ECI or Form W-8IMY (together with any applicable underlying Internal Revenue Service Forms) and any other certificate or statement of exemption required by Treasury Regulations Section 1.1441-4(a) or 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Lender (or Transferee) establishing that any payment under the Loan Documents is (i) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Lender (or Transferee) of a trade or business in the United States, (ii) fully or partially exempt from United States tax under a provision of an applicable tax treaty, or (iii) not subject to withholding under the portfolio interest exception under Section 871(h) or Section 881(c) of the Code (and, if such Lender (or Transferee) delivers a Form W-8BEN or Form W-8BEN-E, as applicable, claiming the benefits of exemption from United States withholding tax under Section 871(h) or Section 881(c), a certificate representing that such Lender (or Transferee) is not a “bank” (within the meaning of Section 881(c)(3)(A) of the Code), is not a 10-percent shareholder of the Borrower (within the meaning of Section 871(h)(3)(B) of the Code) and is not a “controlled foreign corporation” (described in Section 881(c)(3)(C) of the Code). In addition, each Lender (or Transferee) shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender (or Transferee). Each Lender (or Transferee) shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Lender (or Transferee) shall not be required to deliver any form pursuant to this Section that such Lender (or Transferee) is not legally able to deliver. Unless the Borrower and the Administrative Agent have received forms or other documents reasonably satisfactory to them indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender (or Transferee) organized under the laws of a jurisdiction outside the United States. If a Lender (or Transferee) is unable to deliver one of these forms or if the forms provided by a Lender (or Transferee) at the time such Lender (or Transferee) first becomes a party to this Agreement or at the time a Lender (or Transferee) changes its lending office (other than at the request of the Borrower) indicate a United States withholding tax rate in excess of zero, United States withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender (or Transferee) provides the appropriate forms certifying that a lesser rate applies, whereupon United States withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such appropriate forms; provided, however, that if at the effective date of a transfer pursuant to which a Lender (or Transferee) becomes a party to this Agreement, the Lender’s (or Transferee’s) assignor was entitled to payments under Section 2.14(a) in respect of United States withholding taxes at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) such United States withholding taxes, if any, applicable with respect to such assignee on such date.

(h) The Borrower shall not be required to pay any additional amounts to any Lender (or Transferee) in respect of United States withholding tax pursuant to this Section 2.14 for any period in respect of which the obligation to pay such additional amounts would not have arisen but for a failure by such Lender (or Transferee) to comply with the provisions of paragraph (g) above unless such failure results from (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment, modification or revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case after the Closing Date (or, if later, after the date on which such Lender becomes a party to this Agreement or designates a new lending office) (and, in the case of a Transferee, after the date of assignment or transfer).

(i) Any Lender (or Transferee) claiming any additional amounts payable pursuant to this Section 2.14 shall use reasonable efforts (consistent with internal policy, and legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the reasonable determination of such Lender (or Transferee) be materially disadvantageous to such Lender (or Transferee) or require the disclosure of information that such Lender (or Transferee) reasonably considers to be confidential.

(j) If a payment made to a Lender (or Transferee) under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender (or

Transferee) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender (or Transferee) shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender (or Transferee) has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

2.15 Mitigation Obligations; Replacement of Lenders. (a) If any Lender (including the Administrative Agent) requests compensation under Section 2.10, or if it becomes unlawful for any Lender (including the Administrative Agent) to make or maintain Eurodollar Loans under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender, the Administrative Agent or any Governmental Authority for the account of any Lender or the Administrative Agent pursuant to Section 2.14, then such Lender or the Administrative Agent shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Administrative Agent, as the case may be, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.14 or no longer make it unlawful for such Lender or the Administrative Agent to make or maintain Eurodollar Loans under Section 2.11, as the case may be, in the future and (ii) would not subject such Lender or the Administrative Agent, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Administrative Agent, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Administrative Agent in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.10, or if it becomes unlawful for any Lender to make or maintain Eurodollar Loans under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (y) such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments or (ii) terminate the Commitment of such Lender upon notice given to such Lender within 45 days of receipt of the notice given by such Lender; provided that such notice shall be accompanied by prepayment in full of all Loans from such Lender, including accrued interest thereon and any breakage costs, accrued fees and all other amounts payable to such Lender, without extension, conversion or continuation. A Lender shall not be required to make any such assignment and delegation under clause (i) above or terminate its Commitment under clause (ii) above if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation or termination of Commitment cease to apply.

2.16 Sharing of Setoffs. Each Lender and each Participant agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender or such Participant under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans (other than pursuant to Sections 2.10, 2.11 and 2.15(b) and other than payments made by the Borrower pursuant to and in accordance with the express terms of this Agreement or received by a Lender for the assignment of any of its Loans in accordance with this Agreement other than an assignment to the Borrower or its Affiliates as to which this provision applies) as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender or Participant, it shall be deemed simultaneously to have purchased from such other Lender or Participant at face value, and shall promptly pay to such other Lender or Participant the purchase price for, a participation in the Loans of such other Lender or Participant, so that the aggregate unpaid principal amount of the Loans and participations in the Loans held by each Lender and each Participant shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.16 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Participant holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim pursuant to and in accordance with the provisions of Section 9.06 with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Participant had made a Loan directly to the Borrower in the amount of such participation.

2.17 Pro Rata Treatment. Except as provided in Sections 2.15(b) and 2.18, (a) each Borrowing and each conversion of any Borrowing to another Type of Borrowing, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans), (b) each payment or prepayment of principal of any Borrowing shall be allocated pro rata among the Lenders in accordance with the outstanding principal amount of their Loans included in such Borrowing and (c) each payment of interest on the Loans and each payment of Fees shall be allocated pro rata among the Lenders of any class to which such amounts are owed in accordance with the principal amounts of the outstanding Loans (or, if no such Loans are outstanding, the Commitments) of such class. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

2.18 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Undrawn Fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.03(b);

(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.08), provided that any waiver, amendment or modification requiring the consent of each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender; and

(c) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise but excluding Section 2.15(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (iv) fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (v) fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided, with respect to this clause (vi), that if such payment is (x) a prepayment of the principal amount of any Loans and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (to the extent Loans were extended during the period such Lender was a Defaulting Lender) on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Lenders that:

3.01 Organization; Powers. The Borrower and each of its Restricted Subsidiaries (a) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to result in a Material Adverse Effect, and (d) in the case of the Borrower, has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.

3.02 Authorization. The execution, delivery and performance by the Borrower of each of the Loan Documents and the borrowings hereunder, and the consummation of the other transactions contemplated hereby (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) (i) will not violate (A) any provision of law, statute, rule or regulation, (B) the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any of its Restricted Subsidiaries, (C) any order of any Governmental Authority or (D) any provision of any indenture, agreement or other instrument to which the Borrower or any of its Restricted Subsidiaries is a party or by which any of them or any of their property is or may be bound, (ii) will not be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) will not result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any of its Restricted Subsidiaries except, in each case other than (a) and (b)(i)(B), as could not reasonably be expected to have a Material Adverse Effect.

3.03 Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.04 Consents and Approvals. No action, consent or approval of, registration or filing with, or any other action by any Governmental Authority or any other third party is or will be required in connection with the Transactions, except as have been made or obtained (without the imposition of any conditions that are not acceptable to the Lenders) and are in full force and effect (other than any action, consent, approval, registration or filing the absence of which could not reasonably be expected, either individually or in the aggregate with any such other consents, approvals, registrations or filings, to result in a Material Adverse Effect). No law or regulation shall be applicable, restraining, preventing or imposing materially adverse conditions upon the Transactions or the rights of the Borrower and its subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

3.05 Financial Statements. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of earnings and statements of cash flows, together with the notes thereto, as of and for the fiscal year ended December 31, 2015, audited by and accompanied by the opinion of KPMG LLP, independent public accountants.

(b) Such financial statements referred to in Section 3.05(a) present fairly in all material respects the financial position and results of operations of the Borrower and its consolidated subsidiaries as of such date and for such period. Such balance sheet and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated subsidiaries as of the date thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

3.06 No Material Adverse Change. Except as disclosed on the Borrower’s Report on Form 10-K or Plum Creek Timber Company, Inc.’s Report on Form 10-K, in each case for the year ended December 31, 2015, or any Form 8-K filed since December 31, 2015, and other than changes in operating results arising in the ordinary course of business and except as otherwise disclosed publicly since December 31, 2015, or in writing to the Lenders prior to the date hereof, there has been no material adverse change in the business, financial condition, operations or properties of the Borrower and its subsidiaries, taken as a whole, since December 31, 2015.

3.07 Title to Properties; Possession Under Leases. (a) The Borrower and its Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its material real properties, except for defects in title or leasehold interests that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.

(b) The Borrower and its Restricted Subsidiaries (i) has complied with all obligations under all leases of real property to which it is a party, and (ii) enjoys peaceful and undisturbed possession under all such leases, except where such non-compliance or lack of peaceful and undisturbed possession would not reasonably be expected to result in a Material Adverse Effect. All leases to which the Borrower and its Restricted Subsidiaries are a party are in full force and effect, except where such lack of force and effect would not reasonably be expected to result in a Material Adverse Effect.

3.08 Subsidiaries. Schedule 3.08 (a) sets forth as of the Closing Date a list of all subsidiaries of the Borrower and the percentage ownership interest of the Borrower therein, and (b) designates those Subsidiaries which are Unrestricted Subsidiaries as of the Closing Date.

3.09 Litigation; Compliance with Laws. (a) Except as disclosed on the Borrower’s Report on Form 10-K or Plum Creek Timber Company, Inc.’s Report on Form 10-K, in each case for the year ended December 31, 2015, or any Form 8-K filed since December 31, 2015, there are no actions, suits, investigations, litigations or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(b) Except as disclosed on the Borrower’s Report on Form 10-K or Plum Creek Timber Company, Inc.’s Report on Form 10-K, in each case for the year ended December 31, 2015, or any Form 8-K filed since December 31, 2015, neither the Borrower nor any of its Restricted Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

3.10 Agreements. (a) Neither the Borrower nor any of its Restricted Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted in a Material Adverse Effect.

(b) Neither the Borrower nor any of its Restricted Subsidiaries is in default in any manner under any material agreement or instrument (except for any indenture or other agreement or instrument evidencing Indebtedness) to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

3.11 Federal Reserve Regulations. (a) Neither the Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

3.12 Investment Company Act. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

3.13 Tax Returns. Each of the Borrower and its Subsidiaries has filed or caused to be filed all material Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or Subsidiary, as the case may be, shall have set aside on its books appropriate reserves.

3.14 No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken together with the reports and other filings with the SEC contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.15 Compliance with ERISA. Except as would not reasonably be expected to have a Material Adverse Effect: each Plan subject to ERISA or the Code, as applicable, is in compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan is insolvent (within the meaning of Section 4245 of ERISA); no Plan has an Unfunded Current Liability; no Plan subject to ERISA or the Code, as applicable, has an accumulated or waived funding deficiency, has permitted decreases in its funding standard account or has applied for an extension of any amortization period under Section 412, Section 430 or Section 431 of the Code, as applicable; neither the Borrower nor any ERISA Affiliate has incurred any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4975 of the Code or expects to incur any liability under any of the foregoing Sections with respect to any such Plan; no condition exists which presents a risk to the Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate any Plan; no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; neither the Borrower nor any ERISA Affiliate has failed to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan; no Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; no determination has been made that any Plan is, or is expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); and neither the Borrower nor any ERISA Affiliate has failed to make any required contribution to a Plan pursuant to Section 431 or Section 432 of the Code. The Borrower and its Subsidiaries do not maintain or contribute to any “welfare plan” (within the meaning of Section 3(1) of ERISA) which provides life insurance or health benefits to retirees (other than as required by Section 601 of ERISA) the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

3.16 Environmental Matters. Except as disclosed on the Borrower’s Report on Form 10-K or Plum Creek Timber Company, Inc.’s Report on Form 10-K, in each case for the year ended December 31, 2015, or any Form 8-K filed since December 31, 2015, (a) neither the Borrower nor any of its Subsidiaries has failed to comply with any Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control, where any such failure to comply, alone or together with any other such noncompliance, could reasonably be expected to result in a Material Adverse Effect; (b) neither the Borrower nor any of its Subsidiaries has received notice of any failure so to comply which alone or together with any other such failure could reasonably be expected to result in a Material Adverse Effect; and (c) the Borrower’s and its Subsidiaries’ plants have not managed any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the

Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other Environmental Law, in violation of any regulations promulgated pursuant thereto or in any other applicable law where such violation could reasonably be expected to result, individually or together with other violations, in a Material Adverse Effect.

3.17 Maintenance of Insurance. The Borrower and each of its Restricted Subsidiaries maintains insurance (which may be self insurance) for all of its insurable properties: (a) by financially sound and reputable insurers to the extent of insurance obtained from third party insurers; (b) to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrower or such Restricted Subsidiaries; and (c) as may be required by law.

3.18 Ranking. The obligations of the Borrower to repay the Loans made to it hereunder rank pari passu or senior in right of payment to all outstanding senior unsecured notes and bonds of the Borrower.

3.19 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower and each of its Restricted Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with applicable Anti-Corruption Laws and Sanctions. None of (i) the Borrower or its Restricted Subsidiaries or, (ii) to the knowledge of the Borrower, any director, officer or employee of the Borrower or its Restricted Subsidiaries, is a Sanctioned Person.

3.20 EEA Financial Institutions. The Borrower is not an EEA Financial Institution.

ARTICLE IV

CONDITIONS OF LENDING

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

4.01 All Borrowings. On the date of each Borrowing:

(a) Notice. The Administrative Agent shall have received from the Borrower a notice of such Borrowing as required by Section 2.02.

(b) Representations. The representations and warranties of the Borrower set forth in Article III shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date at the time of and immediately after such Borrowing.

(c) Compliance, etc. At the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing hereunder shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

4.02 Closing Date. In addition to all the conditions set forth in Section 4.01, on or before the Closing Date:

(a) Opinions. The Administrative Agent shall have received a favorable written opinion of (i) Cravath, Swaine and Moore LLP, special counsel for the Borrower, dated the Closing Date and addressed to the Lenders, in form and substance reasonably satisfactory to the Administrative Agent and (ii) Devin Stockfish, Esq., SVP, General Counsel and Secretary to the Borrower, as counsel for the Borrower, dated the Closing Date and addressed to the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

(b) Legal Matters. All legal matters (including any documentation) related to this Agreement and the Transactions shall be satisfactory to the Lenders and to Simpson Thacher & Bartlett LLP, special counsel for the Administrative Agent.

(c) Articles, etc. The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of its State of incorporation, and a certificate as to the good standing of the Borrower, as of a recent date, from such Secretary of State; (ii) a certificate from the Borrower of its Secretary or Assistant Secretary dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Borrower of any and all documents and agreements to be entered into with respect to the Loan Documents and the borrowings to be made thereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certificates of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document or agreement delivered in connection with the Transactions on behalf of the Borrower; (iii) a certification of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders or Simpson Thacher & Bartlett LLP, special counsel for the Administrative Agent, may reasonably request.

(d) Officers’ Certificates. The Administrative Agent shall have received a certificate from the Borrower, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming (i) compliance with the condition precedent set forth in paragraph (c) of Section 4.01, and (ii) that the representations and warranties of the Borrower set forth herein are true and correct in all material respects on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date), immediately prior to, and after giving effect to, the Borrowing hereunder.

(e) Fees. The Administrative Agent shall have received all Fees and other amounts due and payable to the Administrative Agent or the Lenders on or prior to the Closing Date.

(f) Loan Documents. The Administrative Agent shall have received a fully executed counterpart of this Agreement, and an executed copy of each Loan Document (other than this Agreement).

ARTICLE V

AFFIRMATIVE COVENANTS

5.01 Incorporated Affirmative Covenants. The Borrower, the Administrative Agent and each of the Lenders agree that the affirmative covenants applicable to the Borrower in Article V of the Syndicated Credit Agreement (or, if applicable, the affirmative covenants in any Replacement Credit Agreement) shall be incorporated by reference into this Agreement, other than (for the avoidance of doubt) the affirmative covenant contained in Section 5.10 of the Syndicated Credit Agreement; provided that (a) any references therein to “Administrative Agent”, “Lender”, “Lenders” or “Required Lenders” shall be deemed to refer to “Administrative Agent”, “Lender”, “Lenders” or “Required Lenders” as defined in this Agreement, (b) any references therein to “Borrower” or “Weyerhaeuser” shall be deemed to refer to the Borrower hereunder, (c) any references therein to “this Agreement” shall be deemed to refer to this Agreement, (d) any references therein to the “Claim Agreement”, “Fees”, “Loan Documents” or “Loans” shall be deemed to refer to the “Claim Agreement”, “Fees”, “Loan Documents” or “Loans” as defined in this Agreement, (e) all other capitalized terms used therein and defined in this Agreement shall have the meanings given them in this Agreement, (f) any reference therein to “Fronting Bank”, “Swing Line Bank” or “Letters of Credit” shall be deemed to be deleted when such provisions are incorporated herein by reference and (g) each of the provisions therein that specifically applies or refers to “WRECO” or to its Restricted Subsidiaries, Subsidiaries or ERISA Affiliates (but not those that apply to “Weyerhaeuser” or to its Restricted Subsidiaries, Subsidiaries or ERISA Affiliates), including any such references in any defined terms used therein, shall be deemed to be deleted and shall not be incorporated herein by reference. Notwithstanding anything to the contrary herein, if at any time after the date hereof but prior to the Termination Date, the Syndicated Credit Agreement is terminated or is no longer in effect and no Replacement Credit Agreement is then in effect, then the affirmative covenants applicable to the Borrower in Article V of the Syndicated Credit Agreement, as in effect on the date immediately prior to the date of termination of the Syndicated Credit Agreement, shall continue to be incorporated by reference into this Agreement, as and to the extent set forth above, as though such covenants were still in effect.

5.02 Most Favored Nation. If, after the Closing Date, the Borrower shall execute a term loan agreement maturing within two years of the Closing Date with one or more lenders that includes pricing terms that are more advantageous to those lenders than the terms set forth herein, the Borrower, the Administrative Agent and the Lenders shall promptly thereafter amend this Agreement to incorporate such more advantageous provisions herein.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower, the Administrative Agent and each of the Lenders agree that the negative covenants applicable to the Borrower in Section 6.01 of the Syndicated Credit Agreement (or, if applicable, the negative covenants in any Replacement Credit Agreement) shall be incorporated by reference into this Agreement; provided that (a) any references therein to “Administrative Agent”, “Lender”, “Lenders” or “Required Lenders” shall be deemed to refer to “Administrative Agent”, “Lender”, “Lenders” or “Required Lenders” as defined in this Agreement, (b) any references therein to “Borrower” or “Weyerhaeuser” shall be deemed to refer to the Borrower hereunder, (c) any references therein to “this Agreement” shall be deemed to refer to this Agreement, (d) any references therein to “Fees”, “Loan Documents” or “Loans” shall be deemed to refer to the “Fees”, “Loan Documents” or “Loans” as defined in this Agreement, (e) all other capitalized terms used therein and defined in this Agreement shall have the meanings given them in this Agreement, (f) any reference therein to “Fronting Bank”, “Swing Line Bank” or “Letters of Credit” shall be deemed to be deleted when such provisions are incorporated herein by reference and (g) any references in any defined terms used therein that specifically apply or refer to “WRECO” or to its Restricted Subsidiaries, Subsidiaries or ERISA Affiliates (but not those that apply to “Weyerhaeuser” or to its Restricted Subsidiaries, Subsidiaries or ERISA Affiliates) shall be deemed to be deleted and shall not be incorporated herein by reference. Notwithstanding anything to the contrary herein, if at any time after the date hereof but prior to the Termination Date, the Syndicated Credit Agreement is terminated or is no longer in effect and no Replacement Credit Agreement is then in effect, then the negative covenants applicable to the Borrower in Section 6.01 of the Syndicated Credit Agreement, as in effect on the date immediately prior to the date of termination of the Syndicated Credit Agreement, shall continue to be incorporated by reference into this Agreement, as and to the extent set forth above, as though such covenants were still in effect.

ARTICLE VII

EVENTS OF DEFAULT

7.01 Events of Default. In case of the happening of any of the events under Sections 7.01(a) through 7.01(l) below (an “Event of Default”):

(a) default shall be made in the payment by the Borrower of any principal of any Loan, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment by the Borrower of any interest on any Loan or any Fee or any other amount (other than an amount referred to in Section 7.01(a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by the Borrower in or in connection with any Loan Document or the Borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by the Borrower or any of its Subsidiaries (or its Restricted Subsidiaries, if such covenant, condition or agreement applies only to Restricted Subsidiaries) of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a), 5.08 or 6.01, which have been incorporated by reference herein from the Syndicated Credit Agreement (or, if applicable, a Replacement Credit Agreement);

(e) default shall be made in the due observance or performance by the Borrower or any of its Subsidiaries (or its Restricted Subsidiaries, if such covenant, condition or agreement applies only to Restricted Subsidiaries) of any covenant, condition or agreement contained in any Loan Document (other than those specified in Section 7.01(a), 7.01(b), 7.01(c) or 7.01(d)) and such default shall continue unremedied for a period of thirty days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f) the Borrower or any of its Restricted Subsidiaries shall (i) fail to pay, when and as the same shall become due and payable (and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument related to such Indebtedness) any principal or interest, regardless of amount, due in respect of Indebtedness in an aggregate principal amount in excess of $100,000,000, or (ii) fail to observe or perform any other terms, covenants, conditions or agreements contained in any agreements or instruments evidencing or governing Indebtedness in an aggregate principal amount in excess of $100,000,000 (and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument related to such Indebtedness), if the effect of any failure or failures referred to in this Section 7.01(f)(ii) is to cause or permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice) to cause, such Indebtedness to become due prior to its stated maturity;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of its Restricted Subsidiaries, or of a substantial part of the property or assets of the Borrower or any of its Restricted Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Restricted Subsidiaries or for a substantial part of the property or assets of the Borrower or any of its Restricted Subsidiaries or (iii) the winding-up or liquidation of the Borrower or any of its Restricted Subsidiaries; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any of its Restricted Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States

Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 7.01(g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Restricted Subsidiaries or for a substantial part of the property or assets of the Borrower or any of its Restricted Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Borrower or any of its Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of its Restricted Subsidiaries to enforce any such judgment;

(j) any Plan shall fail to satisfy the minimum funding standard required for any plan year or a waiver of such standard or extension of any amortization period is sought or granted under Section 412, Section 430 or Section 431 of the Code, as applicable, any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, or the Borrower has incurred or is likely to incur a liability to or on account of a Plan under Sections 409, 502(i), 502(l), or 515 of ERISA or Section 4975 of the Code, or the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Sections 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA; and there shall result from any such event or events referred to in this Section 7.01(j) the imposition of a lien upon the assets of the Borrower or any ERISA Affiliate, the granting of a security interest, a liability or a material risk of incurring a liability to the PBGC or the Internal Revenue Service or a Plan or a trustee appointed under ERISA or a liability or a material risk of incurring a liability under Sections 409, 502(i) or 502(l) of ERISA or under Sections 4971 or 4975 of the Code; in each case, which, in the good faith determination of the Required Lenders, will have a Material Adverse Effect;

(k) there shall have occurred a Change in Control of the Borrower; or

(l) the Claim Agreement shall cease, for any reason, to be in full force and effect, or the Borrower or WNR shall contest the validity or enforceability thereof or otherwise fail to comply with its obligations thereunder;

then, and in every such event (other than an event with respect to the Borrower described in Section 7.01(g) or 7.01(h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments of the Lenders and/or (ii) declare the Loans then outstanding to the Borrower to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in Section 7.01(g) or Section 7.01(h) above, the Commitments of the Lenders shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

8.01 The Administrative Agent.

In order to expedite the transactions contemplated by this Agreement, JPMorgan Chase Bank is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders, and each assignee thereof, hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto.

The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give prompt notice on behalf of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute promptly to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Administrative Agent.

Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such to any Lender for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Administrative Agent shall not be responsible to the Lenders for (i) the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements or (ii) the satisfaction of any condition set forth in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders or the Lenders, as the case may be, and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all of the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed to be made by the proper Person, and shall not incur any liability for relying thereon.

Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The foregoing shall not limit the obligations of JPMorgan Chase Bank (or its successors and assigns) in its capacity as Lender hereunder. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel. The exculpatory provisions of this Article VIII shall apply to any such agent or employee, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Lenders hereby acknowledge that (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders or the Lenders, as the case may be, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent may resign on the 30th day after notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor approved by the Borrower, which approval shall not be unreasonably withheld (and shall not be required if an Event of Default has occurred and is continuing). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank (which, if such bank is not a Lender, shall be subject to approval by the Borrower, which approval shall not be unreasonably withheld, and shall not be required if an Event of Default has occurred and is continuing) with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent.

Each of the Lenders agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder) of any reasonable out-of-pocket expenses incurred for the benefit of the Lenders by the Administrative Agent, including the fees and expenses of a single counsel and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all losses, claims, damages, liabilities and related reasonable out-of-pocket expenses of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to the Administrative Agent for any portion of such losses, claims, damages, liabilities and related expenses resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, employees, or agents.

Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

8.02 Other Agents. Each of the Lenders and the Borrower acknowledges (A) that each of the Lead Arrangers and any Person named on the cover page of this Agreement as a Syndication Agent or a Documentation Agent, in their respective capacities as a Joint Lead Arranger, Joint Bookrunner, Syndication Agent or Documentation Agent do not have any responsibility, duties or liability hereunder, and (B) that the titles “Joint Lead Arranger,” “Joint Bookrunner,” “Syndication Agent” and “Documentation Agent” are purely honorary in nature.

ARTICLE IX

MISCELLANEOUS

9.01 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address specified below, or such other address as such party shall hereafter have specified by written notice to the Administrative Agent and the Borrower:

(a) if to the Borrower by hand or courier service, to the Borrower at 33663 Weyerhaeuser Way South, Federal Way, Washington, or by facsimile to (253) 924-3543, in each case to the Attention of Vice President and Treasurer with a copy to Secretary;

(b) if to the Administrative Agent or a Lender, to it at its address (or telecopy number) set forth in Schedule 9.01 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or other telegraphic communications equipment of the sender, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans, regardless of any investigation made by the Lenders, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid.

9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that, other than as provided in Section 6.01(c), which has been incorporated by reference herein from the Syndicated Credit Agreement (or, if applicable, a Replacement Credit Agreement), the Borrower shall not have the right to assign or delegate its rights or obligations hereunder or any interest herein without the prior consent of all the Lenders.

9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, other than as provided in Section 6.01(c), which has been incorporated by reference herein from the Syndicated Credit Agreement (or, if applicable, a Replacement Credit Agreement), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (iii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (vi) the assignee, if it shall not be a Lender prior to such assignment, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if a Default or Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.12, 2.14 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. Notwithstanding the foregoing, no assignment or participation shall be made to a natural person or the Borrower or any Affiliate of the Borrower.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, if any, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower or any other Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.08(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.10, 2.12 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as an non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive (absent manifest error), and such Lender, the Administrative Agent and the Borrower shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 2.14 unless such Participant complies with Section 2.14(g) and (j) as if it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, any notes held by it) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, without notice to, or consent of the Borrower or the Administrative Agent, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) The Borrower authorizes each Lender to disclose to any Participant or assignee and any prospective Participant or assignee any and all financial information in such Lender’s possession concerning the Borrower or any Subsidiary of the Borrower which has been delivered to such Lender by the Borrower pursuant to this Agreement or which has been delivered to such Lender by the Borrower in connection with such Lender’s credit evaluation of the Borrower prior to entering into this Agreement; provided that such Participant or assignee or prospective Participant or assignee agrees to treat any such information which is not public as confidential in accordance with the terms of the Agreement.

9.05 Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made, including the fees and disbursements of Simpson Thacher & Bartlett LLP, special counsel for the Administrative Agent, and, in connection with any such amendment, modification or waiver made in connection with any such enforcement or protection, the fees and disbursements of any other counsel for the Administrative Agent or any Lender. The Borrower further agrees that it shall indemnify the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

(b) The Borrower will indemnify the Administrative Agent, each Lender and the Related Parties of each of the foregoing (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery by the Borrower of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby and thereby, (ii) the use of the proceeds of the Loans by the Borrower or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its controlled Related Parties, in each case as determined by a final, nonappealable judgment of a court of competent jurisdiction.

(c) It is understood and agreed that, to the extent not precluded by a conflict of interest, each Indemnitee shall endeavor to work cooperatively with the Borrower with a view toward minimizing the legal and other expenses associated with any defense and any potential settlement or judgment. To the extent reasonably practicable and not disadvantageous to any Indemnitee, it is anticipated that a single counsel selected by the Borrower may be used. Settlement of any claim or litigation involving any material indemnified amount will require the approval of the Borrower (not to be unreasonably withheld).

(d) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, any Loan or the use of the proceeds thereof.

9.06 Right of Setoff. If any Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and any other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of such Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

9.07 Applicable Law. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS HEREUNDER AND THEREUNDER OF THE PARTIES HERETO AND THERETO SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

9.08 Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) change the principal amount of, or extend the maturity of or any date for the scheduled payment of any principal of or interest on, any Loan or waive or excuse any such scheduled payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby (including a Defaulting Lender, if applicable), (ii) change the Commitment or decrease or extend any date for the payment of the Undrawn Fees of any Lender without the prior written consent of such Lender, or (iii) amend or modify the provisions of Section 2.17, the provisions of this Section 9.08 or the definition of “Termination Date” or “Required Lenders,” without prior written consent of each Lender, except that (A) with the consent of the Required Lenders, the provisions of Section 2.17, the provisions of this Section and the definition of “Required Lenders” may be amended to include any new class of commitments or extensions of credit thereunder created under this Agreement (or to include lenders extending such credit) on substantially the same basis as corresponding references relating to existing commitments and extensions of credit, (B) the Borrower may request that Lenders agree to extend the Termination Date (or other maturity date of their commitments or extensions of credit hereunder) and, if less than all Lenders consent to any such extension, the provisions of this Agreement (including Section 2.17 and this Section) may be amended with the consent of the Required Lenders to establish separate classes of commitments and extensions of credit thereunder (and of Lenders extending such credit) and (C) in the event any such new class or separate class of commitments or extensions or credit thereunder are established as provided in clause (A) or (B) above, then, with the consent of the Required Lenders, the provisions of Section 2.17 may be amended to provide for borrowings, commitment reductions, borrowing conversions and payments to be made ratably by class and this Section may be amended to provide for amendments that affect only one class of commitments and extensions of credit thereunder to be approved only by requisite lenders of such class; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08, and any consent by any Lender pursuant to this Section 9.08 shall bind any person subsequently acquiring a Loan from it.

(c) Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, supplement, waiver or consent hereunder or otherwise give any direction to the Administrative Agent (except as provided in Section 2.18(b) and Section 9.08(b)); (ii) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received, at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iii) any agreement of the Required Lenders to forbear (and/or direction to the Administrative Agent to forbear) from exercising any of their rights and remedies upon a Default or Event of Default shall be effective without the consent of the Administrative Agent or any other Lender.

(d) In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; provided that, no Lender shall be obligated to commit to or hold any part of such credit facilities.

9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other Loan Document, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable with respect to each Loan owing to each Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

9.10 Entire Agreement. This Agreement and the other Loan Documents and the Fee Letters referred to in Section 2.03 (with respect to the payment of fees only) constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.14 Headings. The cover page, the Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

9.15 Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court in New York County or the courts of the United States for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such court of the United States for the Southern District of New York. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in this Agreement shall affect any right that any Lender or the Administrative Agent may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or the courts of the United States for the Southern District of New York. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) The Borrower hereby irrevocably designates, appoints and empowers CT Corporation System, Inc. presently located at 111 Eighth Avenue, New York, New York 10011, as its designee, appointee and attorney-in-fact to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and attorney-in-fact shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee and attorney-in-fact in New York City on the terms and for purposes of this provision satisfactory to the Administrative Agent. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.16 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, subsidiary or Affiliate of such Lender.

9.17 Restricted and Unrestricted Subsidiaries. Set forth on Schedule 3.08 is a list of all of the Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrower as of the Closing Date.

(a) After the Closing Date, a Financial Officer of the Borrower may, provided that no Default or Event of Default has occurred and is continuing, designate a Restricted Subsidiary as an Unrestricted Subsidiary by notice sent to the Administrative Agent (who shall promptly forward such notice to each Lender), provided that (i) no such designation shall be effective unless immediately after giving effect thereto there would exist no Default or Event of Default; (ii) any such designation shall be effective not less than five Business Days after written notice thereof shall have been provided to the Administrative Agent; and (iii) upon such designation, Schedule 3.08 shall be deemed to be amended to reflect such designation. Any

Person that becomes a Subsidiary (by formation, acquisition, merger or otherwise) after the Closing Date shall automatically be deemed to be a Restricted Subsidiary of the Borrower as of the date it becomes a Subsidiary unless designated as an Unrestricted Subsidiary pursuant to the terms hereof.

(b) After the Closing Date, a Financial Officer of the Borrower may, provided that no Default or Event of Default has occurred and is continuing, designate an Unrestricted Subsidiary as a Restricted Subsidiary by notice sent to the Administrative Agent (who shall promptly forward such notice to each Lender), provided that (w) no such designation shall be effective unless immediately after giving effect thereto there would exist no Default or Event of Default; (x) no such designation shall be effective unless immediately after giving effect thereto the Borrower is in compliance with Sections 6.01(d) and 6.01(e), which have been incorporated by reference herein from the Syndicated Credit Agreement (or, if applicable, a Replacement Credit Agreement); (y) any such designation shall be effective not less than five Business Days after written notice thereof shall have been provided to the Administrative Agent; and (z) upon such designation, Schedule 3.08 shall be deemed to be amended to reflect such designation.

9.18 USA PATRIOT Act. Each Lender subject to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

9.19 No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders, on the one hand, and the Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between any Lender, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

9.20 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signatures follow.]

IN WITNESS WHEREOF, the Borrower, the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WEYERHAEUSER COMPANY, as Borrower

By:	/s/ Laura B. Smith
Name: Laura B. Smith
Title: Vice President and Treasurer

[Signature Page – Term Loan Agreement]

JPMORGAN CHASE BANK, N.A., individually and as the Administrative Agent

By:	/s/ Edward F. Millet
Name: Edward F. Millet
Title: Managing Director

[Signature Page – Term Loan Agreement]

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender

By:	/s/ Deborah Dias
Name: Deborah Dias
Title: Executive Director

By:	/s/ Mike Falter
Name: Mike Falter
Title: Executive Director

[Signature Page – Term Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Deborah M. Lee
Name: Deborah M. Lee
Title: Vice President

[Signature Page – Term Loan Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Thomas J. Sterr
Name: Thomas J. Sterr
Title: Authorized Signatory

[Signature Page – Term Loan Agreement]

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Peter Kiedrowski
Name: Peter Kiedrowski
Title: Director

[Signature Page – Term Loan Agreement]

EXHIBIT A

FORM OF LOAN/CONTINUATION/CONVERSION REQUEST

JPMorgan Chase Bank, N.A., as Administrative Agent

for the Lenders referred to below,

383 Madison Ave

New York, New York 10179

Attn: [                    ]

[Date]

Ladies and Gentlemen:

The undersigned, Weyerhaeuser Company (the “Borrower”), refers to the $1,900,000,000 Term Loan Agreement dated as of March 9, 2016 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Credit Agreement.

[The Borrower hereby gives you notice pursuant to Section 2.02(e) of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing (which is a Business Day)

(B)	Principal Amount of Borrowing[1]

(C)	Interest rate basis[2]

(D)	Interest Period[3]

[1]	Not less than $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or an aggregate principal amount equal to the remaining balance of the available Commitments) or greater than the Total Commitment then available.
[2]	Eurodollar Loan or Base Rate Loan.
[3]	Which shall be subject to the definition of “Interest Period” and end not later than the then existing Termination Date.

A-1

Upon acceptance of the Loans offered by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Sections 4.01(b) and (c) of the Credit Agreement have been satisfied.]

[The Borrower hereby gives you notice pursuant to Section 2.02(f) of the Credit Agreement that it requests a continuation of Eurodollar Loans:

(A) On                                      (a Business Day).

(B) In the amount of $                                    .

(C) Interest Period4:                                     .]

[The Borrower hereby gives you notice pursuant to Section 2.02(f) of the Credit Agreement that it requests a conversion of [Eurodollar][Base Rate] Loans:

(A) Loans to be Converted into [Eurodollar][Base Rate] Loans.

(B) On                                      (a Business Day).

(C) In the amount of $                                    .

(D) [Interest Period5:                                     ].]

Very truly yours,

WEYERHAEUSER COMPANY, as the Borrower

By:
Name:
Title:

[4]	Which shall be subject to the definition of “Interest Period” and end not later than the then existing Termination Date.
[5]	Include in the case of a conversion to Eurodollar Loans only—subject to the definition of “Interest Period” and to end not later than the then existing Termination Date.

A-2

EXHIBIT B

FORM OF ADMINISTRATIVE QUESTIONNAIRE

Weyerhaeuser Company

Agent Address:	JPMorgan Chase Bank, N.A.	Closing Contact:	Rob Krach, Wholesale Loan Operations
	Loan and Agency Services	Telephone:	(312) 336-4423
	10 S. Dearborn St.	Facsimile:	(844) 492-3894
	Chicago, IL 60603	E-mail:	robert.x.krach@jpmorgan.com

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Tax ID Number:

Signature Block Information:

●	Signing Credit Agreement	Yes	No

●	Coming in via Assignment	Yes	No

Type of Lender:

Bank | Asset Manager | Broker/Dealer | CLO/CDO | Finance Company | Hedge Fund | Insurance | Mutual Fund | Pension Fund | Other Regulated Investment Fund | Special Purpose Vehicle | Other-please specify) |

Lender Parent:

Domestic Address	Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and state securities laws.

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

Bank Name:	JPMorgan Chase Bank, N.A.

ABA/Routing No.:	021 000 021

Account Name:	LS2 Incoming Account

Account No.:	9008113381C5414

FFC Account Name:

FFC Account No.:

Attention:	Loan Operations

Reference:	Weyerhaeuser

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN-E (Certificate of Status of Beneficial Owner for United States Withholding and Reporting (Entities)), b.) Form W-8ECI (Certificate of Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States), or c.) Form W-8EXP (Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding and Reporting).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN-E for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding and Reporting) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT C

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the $1,900,000,000 Term Loan Agreement dated as of March 9, 2016 (the “Credit Agreement”), among Weyerhaeuser Company, a Washington corporation (the “Borrower”), the lenders party thereto from time to time (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth on the Schedule attached hereto, the interests set forth on the Schedule attached hereto (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the Schedule attached hereto in the Commitment of the Assignor on the Effective Date and the Loans owing to the Assignor which are outstanding on the Effective Date, together with unpaid interest accrued on the assigned Loans to the Effective Date and the amount, if any, set forth on the Schedule attached hereto of the Fees accrued to the Effective Date for the account of the Assignor. Each of the Assignor and the Assignee hereby agrees to be bound by Section 9.04 of the Credit Agreement, a copy of which has been received by each such party and the Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned and that such interest is free and clear of any lien or adverse claim. From and after the Effective Date, (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interest assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

2. This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) the forms specified in Section 2.14(g) and (j) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form of Exhibit B to the Credit Agreement and (iii) a processing and recordation fee of $3,500.

3. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

The terms set forth above and on the Schedule attached hereto are hereby agreed to:		Accepted:

	, as Assignor,	JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:		By:
Title:		Name:
Title:

, as Assignee,
[WEYERHAEUSER COMPANY],
as Borrower
By:
Name:
Title:		By:
Name:
Title:

[Add other consents, if required pursuant to Section 9.04(b)]

EXHIBIT C

Schedule to Assignment and Acceptance

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (may not be fewer than 5 Business Days after the Date of Assignment, unless waived by the Administrative Agent):

Facility	Principal Amount Assigned	Percentage Assigned of Commitment thereunder (set forth, to at least 8 decimals) as a percentage of the aggregate Commitments of all Lenders thereunder

Loans:	$	%

Commitments:	$	%

Fees Assigned (if any):	$	%

EXHIBIT D-1

FORM OF CERTIFICATION OF FINANCIAL STATEMENTS

This is to certify that the consolidated statements attached hereto required by Section 5.04 of the $1,900,000,000 Term Loan Agreement dated as of March 9, 2016, among Weyerhaeuser Company, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings given them in the Credit Agreement) (which Section 5.04 has been incorporated by reference therein from the Syndicated Credit Agreement (or, if applicable, a Replacement Credit Agreement)), fairly present the financial position and results of operations of Weyerhaeuser Company and its consolidated Subsidiaries as of                     , 20     and for the period then ended on a consolidated basis in accordance with GAAP consistently applied except as noted therein.

Dated:                         , 20

WEYERHAEUSER COMPANY, as the Borrower

By:
Name:
Title:

D-1-1

EXHIBIT D-2

FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

We are the duly elected                  and                  of Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”);

We have reviewed the terms of the $1,900,000,000 Term Loan Agreement dated as of March 9, 2016, among Weyerhaeuser, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings given them in the Credit Agreement), and we have made, or have caused to be made under our supervision, a detailed review of the transactions and conditions of Weyerhaeuser and its Subsidiaries during the accounting period covered by the attached financial statements; and

[No Event of Default or Default has occurred.] [An Event of Default or Default has occurred. [If so, specify the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto.]]

Describe below (or in a separate attachment to this Officers’ Certificate) the exceptions, if any, to paragraph (iii) by listing, in detail, the nature of the condition or event and the period during which it has existed:

The foregoing certifications, together with the computations set forth in Attachment No. 1 hereto and the financial statements delivered with this Officers’ Certificate in support hereof, are made and delivered this          day of                 , 20     pursuant to Subsection 5.04(c) of the Credit Agreement (which has been incorporated by reference therein from the Syndicated Credit Agreement (or, if applicable, a Replacement Credit Agreement)).

Dated: , 20	WEYERHAEUSER COMPANY

By:
Name:
Title:

By:
Name:
Title:

D-2-1

ATTACHMENT NO. 1 TO

COMPLIANCE CERTIFICATE FOR

WEYERHAEUSER COMPANY AND RESTRICTED SUBSIDIARIES

COMPLIANCE WITH COVENANTS

AS OF                 , 20

($000’s Omitted Except Ratio Amounts)

Section 6.01(d) - Debt Ratio as of                 , 20

1.	Total Funded Indebtedness:

a.	Short Term Indebtedness (inclusive of Notes Payable and Commercial Paper)

b.	Current Maturities of Long Term Indebtedness and Capital Lease Obligations

c.	Long Term Indebtedness:

(1)	Senior Long Term Indebtedness

(2)	Capital Lease Obligations

(3)	Subordinated Indebtedness

Total Long Term Indebtedness (1+2+3)

d.	Indebtedness of Unrestricted Subsidiaries

e.	Other Indebtedness

Total Funded Indebtedness (a+b+c-d-e)

2.	Total Adjusted Shareholders’ Interest:

g.	Preferred, Preference and Common Shares

h.	Other Capital and Retained Earnings (plus or minus)

i.	Treasury Stock

j.	Investments in Unrestricted Subsidiaries

k.	Adjustment related to impact of Accounting Standards Codification Topic 715

Total Adjusted Shareholders’ Interest (g+h*-i-j-k*)

3.	Total Capitalization (1+2)

4.	Actual Debt Ratio (1/3)

D-2-2

Required Debt Ratio                                                                                          65%

Section 6.01(e) – Net Worth as of                 , 20

Total Adjusted Shareholders’ Interest (See item 2 above)

Required Total Adjusted Shareholders’ Interest                    $ [    ]

*	Adjustments pursuant to h and k may be negative or positive.

D-2-2

EXHIBIT E

FORM OF PROMISSORY NOTE

New York, New York

[                ,         ]

FOR VALUE RECEIVED, WEYERHAEUSER COMPANY, a Washington corporation (the “Borrower”), hereby promises to pay to [                                ] (or its registered assigns) (the “Lender”), at the office of JPMorgan Chase Bank, N.A. (the “Administrative Agent”), at 383 Madison Avenue, New York, New York 10179 on the Termination Date as defined in the $1,900,000,000 Term Loan Agreement dated as of March 9, 2016 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among the Borrower, the Lenders and the Administrative Agent, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in same day funds, and to pay interest from the date hereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at a rate or rates per annum and payable on such dates as determined pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal of its borrowings and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that any failure of the holder hereof to make such a notation or any error in such notation shall not in any manner affect the obligation of the Borrower to make payments of principal and interest with respect to the Borrower’s borrowings in accordance with the terms of this Note and the Credit Agreement.

This Note is one of the promissory notes referred to in the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for mandatory and, in certain circumstances, optional prepayment of the principal hereof prior to the maturity thereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

WEYERHAEUSER COMPANY

By:
Name:
Title:

Loans and Payments

Amount and Type of Loan	Interest Period	Principal	Unpaid Interest	Name of Principal Balance of Note	Person Making Notation

EXHIBIT F

CLAIM AGREEMENT

THIS CLAIM AGREEMENT (this “Agreement”) is dated as of March 9, 2016, and made by Weyerhaeuser NR Company, a Washington corporation (“WNR Company”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) under the Term Loan Agreement dated as of March 9, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Weyerhaeuser Company, a Washington corporation (the “Company”), the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent.

RECITALS

A. WNR Company is a wholly owned subsidiary of the Company. WNR Company has agreed, as between the Company and WNR Company, to assume the payment obligations in respect of certain indebtedness of the Company pursuant to that certain Assumption Agreement dated as of January 1, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “First Assumption Agreement”), made by WNR Company in favor of the Company, and that certain Assignment and Assumption Agreement dated as of October 1, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Second Assumption Agreement” and, together with the First Assumption Agreement and any Additional Assumption Agreement (as defined below), collectively, the “Assumption Agreements”), by and between WNR Company and the Company.

B. It is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Company under the Credit Agreement that WNR Company enter into this Agreement with the Administrative Agent, for the benefit of the Credit Agreement Parties (as defined below).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WNR Company hereby agrees with the Administrative Agent, for the benefit of the Credit Agreement Parties, as follows:

1.	Definitions

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings assigned to such terms in the Credit Agreement.

(b) The following terms shall have the following meanings:

“Additional Assumption Agreement” means any agreement entered into by WNR Company after the date hereof pursuant to which WNR Company assumes payment obligations in respect of any indebtedness of the Company.

“Assumed Debt” means any indebtedness of the Company the payment obligations in respect of which shall have been assumed by WNR Company pursuant to one or more Assumption Agreements.

“Assumed Debt Agreement” means any indenture, credit agreement, note purchase agreement or other agreement, if any, pursuant to which the Company has incurred or will incur Assumed Debt and any note, instrument, agreement or other document evidencing or governing such Assumed Debt.

“Assumed Debt Claims” has the meaning specified in Section 2(a) hereof.

“Assumed Debt Party” means any Person to which Assumed Debt is owed and any trustee for, or other representative of, the holders of such Assumed Debt under any Assumed Debt Agreement.

“Credit Agreement Claims” has the meaning specified in Section 2(a) hereof.

“Credit Agreement Obligations” means the due and punctual payment by the Company of (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Company, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) all other monetary obligations of the Company to any of the Credit Agreement Parties under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Credit Agreement Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the beneficiaries of each indemnification obligation undertaken by the Company under the Credit Agreement and (d) the successors and assigns of each of the foregoing.

“Pro Rata Claim Amount” at any time means, in respect of the Credit Agreement Claim of any Credit Agreement Party, an amount equal to (a) the Credit Agreement Obligations owing to such Credit Agreement Party at such time, multiplied by (b) a fraction, the numerator of which is the amount of Assumed Debt (including accrued and unpaid interest and any related obligations in respect of premiums, fees and indemnities) owing at such time in respect of which Assumed Debt Claims exist and the denominator of which is the total amount of Assumed Debt (including accrued and unpaid interest and any related obligations in respect of premiums, fees and indemnities) owing at such time.

2.	Credit Agreement Claims

(a) WNR Company hereby agrees with the Administrative Agent, for the benefit of the Credit Agreement Parties, that the Credit Agreement Parties shall have rights and claims enforceable against WNR Company for payment of all or a portion of the Credit Agreement Obligations to the same extent that the Assumed Debt Parties (as opposed to the Company) have rights and claims, if any, enforceable against WNR Company for payment of all or any portion of the Assumed Debt (including accrued and unpaid interest and any related obligations in respect of premiums, fees and indemnities) pursuant to or by reason of any Assumption Agreement (such rights and claims of the Assumed Debt Parties, the “Assumed Debt Claims”), as if WNR Company and the Company had entered into an assumption agreement in respect of the Credit Agreement Obligations on the same terms as such Assumption Agreement that is the subject of the Assumed Debt Claims (such rights and claims of the Credit Agreement Parties, the “Credit Agreement Claims”). It is understood and agreed that (i) if the Credit Agreement Parties have Credit Agreement Claims by reason of one or more, whether in whole or in part, but less than all, of the Assumed Debt being subject to Assumed Debt Claims, then the Credit Agreement Claims of any Credit Agreement Party shall be limited to its Pro Rata Claim Amount, and (ii) WNR Company shall be fully liable for any such Credit Agreement Claims subject only to the limitations expressly set forth in this Agreement. Any Credit Agreement Claims due and owing by WNR Company hereunder shall be payable by WNR Company to the Administrative Agent for the benefit of the Credit Agreement Parties.

(b) The determination of whether any Assumed Debt Claim exists shall be based solely upon the successful assertion by the applicable Assumed Debt Parties of such Assumed Debt Claim, and the Credit Agreement Parties shall not be permitted to assert that an Assumed Debt Claim exists unless and until such Assumed Debt Claim is successfully asserted by the applicable Assumed Debt Parties; provided that, if any Assumed Debt Party asserts an Assumed Debt Claim, the foregoing shall not be construed to prevent the assertion that a Credit Agreement Claim exists if such assertion of an Assumed Debt Claim is successful.

For purposes of this Section 2(b), an Assumed Debt Claim shall be considered “successfully asserted” or shall be viewed as the subject to “successful assertion” upon the occurrence of any of the following:

(i) an express agreement, stipulation, settlement or acknowledgment by WNR Company that (A) acknowledges liability of WNR Company directly to any Assumed Debt Party in respect of such Assumed Debt Claim or (B) provides consideration from WNR Company to any Assumed Debt Party as a result of such Assumed Debt Claim or in exchange for an agreement, stipulation, settlement or acknowledgment that such Assumed Debt Party has no, or will not assert any, Assumed Debt Claims;

(ii) at any time after the commitments under the Credit Agreement shall have terminated as a result of the occurrence of an event of default thereunder and the Credit Agreement Obligations shall have become due and payable, any subsequent action that has the effect of treating such Assumed Debt Claim in a manner, or results in a recovery to the holders of such Assumed Debt Claim in respect of their Assumed Debt Claim, in each case as a result of the applicable Assumed Debt Agreement, that is more favorable than the treatment of, or recovery in respect of, Credit Agreement Claims (unless the holders of such Credit Agreement Claims are offered and decline such treatment or recovery), including, but not limited to payment or grant of securities to any Assumed Debt Party or the assumption of any Assumed Debt by any third party; or

(iii) a final adjudication by a court or arbitrator that WNR Company is liable to any Assumed Debt Party for such Assumed Debt Claim.

(c) WNR Company acknowledges and agrees that no occurrence or circumstance occurring after the date of this Agreement shall cause a reduction in WNR Company’s obligations to the Administrative Agent, for the benefit of the Credit Agreement Parties, under this Agreement, other than (i) termination of this Agreement pursuant to Section 7 hereof or (ii) the payment by WNR Company in cash of any Credit Agreement Claims due and owing by WNR Company hereunder.

3.	Obligations Absolute

WNR Company’s obligations under this Agreement shall in all respects be continuing, absolute, unconditional and irrevocable, and shall remain in full force and effect until all of the Credit Agreement Obligations (other than contingent expense reimbursement and indemnification obligations) have been paid in full and all Commitments under the Credit Agreement have been terminated. WNR Company agrees that any Credit Agreement Claims due and owing by WNR Company hereunder will be paid strictly in accordance with the terms of this Agreement, the Credit Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Company or WNR Company with respect thereto. The liability of WNR Company under this Agreement shall be absolute, unconditional and irrevocable irrespective of:

(a) any change in the time, manner, or place of payment of, or in any other term of, the Credit Agreement Obligations, the Credit Agreement or any of the other Loan Documents or any other extension, compromise or renewal of the Credit Agreement Obligations;

(b) any reduction, limitation, impairment or termination of the Credit Agreement Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and WNR Company hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Credit Agreement Obligations;

(c) any amendment to, rescission, waiver or other modification of, or any consent to departure from, any of the terms of Credit Agreement or any of the other Loan Documents;

(d) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, securing any of the Credit Agreement Obligations; or

(e) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Company or WNR Company.

4.	Continued Liability

Notwithstanding the agreements by WNR Company in respect of the Credit Agreement Claims pursuant to Section 2(a), as between the Company and the holders of any Credit

Agreement Obligations, the Company shall continue to be the primary obligor with respect to the Credit Agreement Obligations and the Company shall not be released from its obligations under the Credit Agreement Obligations as a result of this Agreement. In no event shall this Agreement be construed to constitute an assignment or transfer of any of the rights or obligations of the Company under the Credit Agreement or the other Loan Documents.

5.	Representations and Warranties

WNR Company represents, warrants and affirms for the benefit of the Credit Agreement Parties as follows:

(a) WNR Company is a corporation duly organized and validly existing under the laws of the State of Washington with all requisite power and authority to own and operate its properties, to conduct its business as proposed to be conducted and to enter into and perform its obligations under this Agreement.

(b) This Agreement constitutes a legal, valid and binding obligation of WNR Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

6.	Binding Effect, Etc.

This Agreement shall be binding upon WNR Company and its successors and assigns and shall inure to the benefit of the Credit Agreement Parties and their respective successors and assigns; provided, however, that (a) WNR Company may not assign any of its obligations or rights under this Agreement and (b) only the Administrative Agent may enforce the rights of the Credit Agreement Parties hereunder. Each of the Credit Agreement Parties is an intended beneficiary of the obligations of WNR Company under this Agreement and the Administrative Agent shall be entitled to commence and pursue any action or proceeding against WNR Company with respect to WNR Company’s obligations under this Agreement.

7.	Amendments; Termination

This Agreement may not be amended, supplemented, modified or terminated without the prior written consent of the Administrative Agent, acting at the direction of the Required Lenders, WNR Company and the Company; provided that this Agreement shall automatically terminate upon the payment in full of all Credit Agreement Obligations (other than contingent expense reimbursement and indemnification obligations) and the termination of all Commitments under the Credit Agreement.

8.	Counterparts

This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

9.	Severability

The illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.

10.	Reinstatement

This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time (i) payment, or any part thereof, of any of the Credit Agreement Obligations is rescinded or must otherwise be restored or returned by any Credit Agreement Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any substantial part of its property, or otherwise, all as though such payments had not been made or (ii) (x) Credit Agreement Obligations remain outstanding and (y) WNR Company enters into an Assumption Agreement in respect of Assumed Debt after this Agreement has been terminated in accordance with its terms.

11.	Headings

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

12.	No Waiver; Remedies

No failure on the part of the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

13.	Governing Law; Jurisdiction

(a) THIS AGREEMENT AND THE RIGHT AND OBLIGATIONS HEREUNDER OF THE PARTIES HERETO SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A

FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY LENDER OR THE ADMINISTRATIVE AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST WNR COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT LOCATED IN NEW YORK CITY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

14.	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

WEYERHAEUSER NR COMPANY

By:
	Name:	Laura B. Smith
	Title:	Vice President and Treasurer

ACKNOWLEDGED AND AGREED TO BY:

WEYERHAEUSER COMPANY

By:
	Name:	Laura B. Smith
	Title:	Vice President and Treasurer

ACKNOWLEDGED AND AGREED TO BY:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT G-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of March 9, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Weyerhaeuser Company, as the Borrower, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[    ]

G-1-1

EXHIBIT G-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of March 9, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Weyerhaeuser Company, as the Borrower, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

G-2-1

EXHIBIT G-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of March 9, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Weyerhaeuser Company, as the Borrower, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

G-3-1

EXHIBIT G-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of March 9, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Weyerhaeuser Company, as the Borrower, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[    ]

G-4-1

Schedule 2.01

COMMITMENTS

Institution	Commitment
JPMorgan Chase Bank, N.A.	$425,000,000
Coöperatieve Rabobank U.A., New York Branch	$425,000,000
PNC Bank, National Association	$425,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$375,000,000
Wells Fargo Bank, N.A.	$250,000,000
Total Commitments	$1,900,000,000

Schedule 2.01

Schedule 3.08

WEYERHAEUSER COMPANY AND SUBSIDIARIES

(* = Unrestricted Subsidiary)

Name	State or Country of Incorporation	Percentage Ownership of Immediate Parent

● Weyerhaeuser Columbia Timberlands LLC	Delaware	95

● Weyerhaeuser NR Company	Washington	100

● North Pacific Paper Corporation *	Delaware	50

● Norpac Resources LLC	Delaware	100

● ver Bes’ Insurance Company	Vermont	100

● Weyerhaeuser Asset Management LLC	Delaware	100

● Weyerhaeuser Columbia Timberlands LLC	Delaware	5

● Weyerhaeuser Employment Services Company	Washington	100

● Weyerhaeuser Export Company	Delaware	100

● Weyerhaeuser EU Holdings, Inc.	Delaware	100

● Weyerhaeuser Poland sp.zo.o.	Poland	100

● Weyerhaeuser Realty Investors, Inc.	Washington	100

● Weyerhaeuser International, Inc.	Washington	100

● Weyerhaeuser (Asia) Limited	Hong Kong	100

● Weyerhaeuser China, Ltd.	Washington	100

● Weyerhaeuser Company Limited	Canada	100

* 317298 Saskatchewan Ltd.	Saskatchewan	100

* Weyerhaeuser (Annacis) Limited	British Columbia	100

* Weyerhaeuser (Carlisle) Ltd.	Barbados	100

❖ Camarin Limited	Barbados	100

● Weyerhaeuser International Holdings Limited	British Virgin Islands	100

* Colonvade S.R.L.	Uruguay	99.9

* Vandora S.A.	Uruguay	100

* Weyerhaeuser Productos S.A.	Uruguay	100

* WHC LLC	Washington	100

❖ Colonvade S.R.L.	Uruguay	0.1

● Weyerhaeuser (Hong Kong) Limited	Hong Kong	100

● Weyerhaeuser Japan Ltd.	Japan	100

Schedule 3.08 - 1

Name	State or Country of Incorporation	Percentage Ownership of Immediate Parent

● Weyerhaeuser Japan Ltd.	Delaware	100

● Weyerhaeuser Korea Ltd.	Korea	100

● Weyerhaeuser Products Limited	United Kingdom	100

● WREDCO I LLC	Delaware	100

● WREDCO II LLC	Delaware	100

● Weyerhaeuser Sales Europe, Inc.	Delaware	100

● Weyerhaeuser SC Company	Washington	100

● Weyerhaeuser WPF LLC	Washington	100

* WY Carolina Holdings LLC *	Delaware	100

* WY Georgia Holdings 2004 LLC *	Delaware	100

* WY Tennessee Holdings LLC *	Delaware	100

● Weyerhaeuser Uruguay S.R.L.	Uruguay	99.9

● WYU LLC	Washington	100

* Weyerhaeuser Uruguay S.R.L.	Uruguay	0.1

*	Unrestricted Subsidiary

Schedule 3.08 - 2

Plum Creek

Name	Jurisdiction of Incorporation or Organization	Interest Held by Weyerhaeuser	Interest Held by Third Party

Plum Creek Ventures I, LLC	DE	Name: Weyerhaeuser Company Type: Membership Interest Percentage: 100%	None

Plum Creek Timberlands, L.P.	DE	Name: Weyerhaeuser Company Type: Limited Partner Interest Percentage: 99% Name: Plum Creek Timber I, L.L.C. Type: General Partner Interest Percentage: 1%	None

Plum Creek Timber I, L.L.C.	DE	Name: Weyerhaeuser Company Type: Membership Interest Percentage: 100%	None

Plum Creek Timber Operations I, L.L.C.	DE	Name: Plum Creek Timberlands, L.P. Type: Membership Interest Percentage: 99% Name: Plum Creek Timber Operations II, Inc. Type: Membership Interest Percentage: 1%	None

Plum Creek Timber Operations II, Inc.	DE	Name: Plum Creek Timberlands, L.P. Type: Stock Percentage: 100%	None

Plum Creek Manufacturing, L.P.	DE	Name: Plum Creek Timberlands, L.P. Type: Limited Partner Interest Percentage: 98% Name: Plum Creek Timber II, L.L.C. Type: General Partner Interest Percentage: 2%	None

Plum Creek Timber II, L.L.C.	DE	Name: Plum Creek Timberlands, L.P. Type: Membership Interest Percentage: 100%	None

Schedule 3.08 - 3

Name	Jurisdiction of Incorporation or Organization	Interest Held by Weyerhaeuser	Interest Held by Third Party

Plum Creek Maine Timberlands, L.L.C.	DE	Name: Plum Creek Timberlands, L.P. Type: Membership Interest Percentage: 100%	None

Plum Creek Southern Timber, L.L.C.	DE	Name: Plum Creek Timberlands, L.P. Type: Membership Interest Percentage: 100%	None

Plum Creek South Central Timberlands, L.L.C.	DE	Name: Plum Creek Timberlands, L.P. Type: Membership Interest Percentage: 100%	None

PC Natural Resources, LLC	DE	Name: Plum Creek Timberlands, L.P. Type: Membership Interest Percentage: 100%	None

Plum Creek Real Estate Company	DE	Name: Plum Creek Timberlands, L.P. Type: Stock Percentage: 100%	None

Southern Diversified Timber, LLC *	DE	Name: Plum Creek Timber Operations I, LLC Type: Preferred Interest Percentage: 100% Type: Common Interest Percentage: 9.09%	Name: TCG Member, LLC Type: Common Interest Percentage: 90.9%

Plum Creek Manufacturing Holding Company, Inc.	DE	Name: Plum Creek Manufacturing, L.P. Type: Stock Percentage: 100%	None

Plum Creek Administrative Corporation, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

Plum Creek Southern Lumber, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

Schedule 3.08 - 4

Name	Jurisdiction of Incorporation or Organization	Interest Held by Weyerhaeuser	Interest Held by Third Party

Plum Creek Marketing, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

Plum Creek Northwest Lumber, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

Plum Creek Northwest Plywood, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

Plum Creek MDF, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

PC Timberland Investment Company	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

B & C Water Resources, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

D & E Water Resources, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

LFC Water Resources, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

Plum Creek Services, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

Schedule 3.08 - 5

Name	Jurisdiction of Incorporation or Organization	Interest Held by Weyerhaeuser	Interest Held by Third Party

Plum Creek TRS, L.L.C.	DE	Name: Plum Creek Marketing, Inc. Type: Membership Interest Percentage: 100%	None

Plum Creek Property Management Company, LLC	DE	Name: Plum Creek Marketing, Inc. Type: Membership Interest Percentage: 100%	None

Plum Creek Land Company	DE	Name: Plum Creek Marketing, Inc. Type: Stock Percentage: 100%	None

Plum Creek Maine Marketing, Inc.	DE	Name: Plum Creek Marketing, Inc. Type: Stock Percentage: 100%	None

Plum Creek Investment Company	OR	Name: Plum Creek Marketing, Inc. Type: Stock Percentage: 100%	None

Highland Resources, Inc.	DE	Name: Plum Creek Marketing, Inc. Type: Stock Percentage: 100%	None

B & C Water Resources, L.L.C.	DE	Name: B & C Water Resources, Inc. Type: Membership Interest Percentage: 100%	None

D & E Water Resources, L.L.C.	DE	Name: D & E Water Resources, Inc. Type: Membership Interest Percentage: 100%	None

Greenway, L.L.C.	ME	Name: Plum Creek Land Company Type: Membership Interest Percentage: 100%	None

Petenwell Lake LLC	DE	Name: Plum Creek Land Company Type: Membership Interest Percentage: 100%	None

Schedule 3.08 - 6

Name	Jurisdiction of Incorporation or Organization	Interest Held by Weyerhaeuser	Interest Held by Third Party

Hawthorne Land Company, LLC	DE	Name: Plum Creek Land Company Type: Membership Interest Percentage: 100%	None

Township 110 Land Company, LLC	DE	Name: Plum Creek Land Company Type: Membership Interest Percentage: 100%	None

Highland Mineral Resources, LLC	DE	Name: Highland Resources, Inc. Type: Membership Interest Percentage: 100%	None

King Road Aggregates, LLC	DE	Name: Highland Resources, Inc. Type: Membership Interest Percentage: 100%	None

Greenway Properties, LLC	ME	Name: Greenway, L.L.C. Type: Membership Interest Percentage: 100%	None

Petenwell Lake Associates LLC	DE	Name: Petenwell Lake LLC Type: Membership Interest Percentage: 100%	None

Parkside at Fisher River LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None

Bighorn Bluff, LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None

Wolf River East LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None

River Glen at Flambeau LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None

McGregor Overlook LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None

Schedule 3.08 - 7

Name	Jurisdiction of Incorporation or Organization	Interest Held by Weyerhaeuser	Interest Held by Third Party

Noggle Creek LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None

Preserve at Ashley Lake LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None

Haskell’s Pass LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None

*	Unrestricted Subsidiary

Schedule 3.08 - 8

Schedule 9.01

ADDRESSES FOR NOTICES TO THE LENDERS

Name of Bank	Domestic and Eurodollar Lending Offices

JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A. JPMorgan Loan Services 10 S. Dearborn St., Floor L2 Chicago, IL 60603 Attn: Loan and Agency Services Group F: (884) 490-5663

With copy to:

JPMorgan Chase Bank, N.A. 10 S. Dearborn St., Floor L2 Chicago, IL 60603 Attn: Yuvette Owens T: (312) 385-7021 F: (844) 490-5663

Schedule 9.01